UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2007 (August 13, 2007)

XFONE, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 001-32521

11-3618510
(I.R.S. Employer Identification Number)

2506 Lakeland Drive
Suite 100, Flowood, MS 39232, USA
 (Address of principal executive offices) (Zip Code)

601.983.3800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 13, 2007, in accordance with a resolution of the Board of Directors of Xfone, Inc. (the "Registrant") of the same date (the "Board Resolution"), the Registrant elected Mr. Niv Krikov, its Vice President Finance and Principal Accounting Officer, as its Treasurer and Chief Financial Officer.  Mr. Guy Nissenson had been temporarily serving as the Registrant’s Treasurer and Chief Financial Officer (in addition to his positions as President, Chief Executive Officer and a Director of the Registrant), and resigned as Treasurer and Chief Financial Officer effective August 13, 2007.  Following his election, Mr. Krikov will no longer serve as Vice President Finance of the Registrant, but will continue to serve as its Principal Accounting Officer.

Pursuant to the Board Resolution, in connection with his positions as Treasurer, Chief Financial Officer and Principal Accounting Officer, as of August 13, 2007, Mr. Krikov will be entitled to a monthly gross salary of 33,000 NIS (approximately $7,800). All other employment terms of Mr. Krikov, which were previously disclosed on the Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on May 9, 2007, remain unchanged.

The Board Resolution further provided that Mr. Krikov will be granted a signing bonus in the amount of $5,000.

Prior to joining the Registrant in March 2007, Mr. Krikov held the following financial and accounting positions: Corporate Controller of Nur Macroprinter Ltd., a publicly traded company (OTCBB: NURMF.PK) acting as a manufacturer of wide format digital printers, where Mr. Krikov was responsible, among other duties, for the preparation of all financial reports (2005 to March 2007); Controller and later Credit and Revenues Manager of Alvarion Ltd. (NASDAQ: ALVR) (2002 to 2005); Certified public accountant at the Israeli public accounting firm of Kost Forer Gabbay & Kasierer, an affiliate of the international public accounting firm Ernst & Young (1997 to 2001).

Mr. Krikov holds a B.A. in Economics and Accounting from the Tel Aviv University and is licensed as a CPA in Israel. Mr. Krikov also holds a LL.M degree from the Faculty of Law at the Bar Ilan University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xfone, Inc.

Date: August 13, 2007	By:	/s/ Guy Nissenson
Guy Nissenson President, Chief Executive Officer and Director